Exhibit 10.24

FIFTH AMENDMENT

to

LEASE BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)

And

KINEMED, INC. (TENANT)

EMERYSTATION NORTH PROJECT

Emeryville, California

That certain Lease dated May 5, 2002 by and between Emery Station Office II, LLC (successor-in-interest to Emery Station Associates II, LLC), as Landlord, and KineMed, Inc., as Tenant, (the “Original Lease”) as such was amended via First Amendment executed on June 27, 2003 (the “First Amendment”), via Second Amendment whose effective date was December I, 2004 (the “Second Amendment”), via Revised Third Amendment whose effective date was February 28, 2005 (the “Third Amendment”) and via Revised Fourth Amendment whose effective date was March 15, 2005 (the “Fourth Amendment”), is hereby further amended as follows (the Original Lease as amended previously by the First, Second, Third and Fourth Amendments and now by this Fifth Amendment collectively referred to as the “Lease”):

I.	The effective date of this Fifth Amendment shall be August 31, 2008 (the “Fifth Amendment Effective Date”).

II.	Landlord agrees to defer Tenant's Monthly Base Rent (but not its Rent Adjustment Deposits nor Rent Adjustments, which must continue to be paid currently per the terms of the Lease) for the months of September and October of 2008 (the “Base Rent Deferrals”). All Base Rent Deferrals will accrue interest at the annual rate of 6.5%, compounded monthly, from the point such Base rent would have otherwise been due per the Lease absent this Fifth Amendment. Fifty percent (50%) of the Base Rent Deferrals, plus interest thereon, will be due and payable along with all other Rent due in November, per the terms of the Lease. The remaining fifty percent (50%), plus interest, shall be payable in equal monthly installments over the twelve (12) month period commencing December 1, 2008. Subject to material improvements in Tenant's financial condition on or before the end of October, 2008, as determined by Landlord in its sole and absolute discretion, Landlord may elect to allow Tenant to delay repayment of those deferred amounts, including interest thereon, during the month of November as well, such that 50% of the deferrals, plus interest, would be due December 1, 2008 and the balance, plus interest, due in equal monthly installments during calendar 2009.

III.	In consideration for the deferral outlined in Section II above, Landlord and Tenant hereby agree to terminate Tenant's Lease as it relates to that 4,537 rentable square foot portion of the Premises defined as the “Additional Space” in the Revised Third Amendment (the “Third Amendment Additional Space”); such termination to be effective October 31, 2008. The Rentable Area of the Premises, Tenant's Parking and Tenant's Pro-Rata Share will be adjusted to reflect the deletion from the Premises of the Third Amendment Additional Space and the Rent shall be adjusted to reflect the subtraction of the applicable Rent amounts specified for said Third Amendment Additional Space in Section V of the revised Third Amendment. After October 31, 2008 Tenant shall have hold-over rights to the Third Amendment Additional Space per the terms of Article 13 of the Lease, except that the Rent applicable thereto shall be 100%, not 150%, of the Rent specified in the Revised Third Amendment.

IV.	If, prior to November 30, 2008, Tenant:

a) Has held over in the Third Amendment Additional Space after the October 31, 2008 expiry thereof, per the terms relating to holdover described in Section II above, and

b) has timely paid all Monthly Base Rent and other amounts due to Landlord as required by the Lease including full repayment, with interest, of any and all deferrals referenced in Section II above; and

c) has supplied to Landlord evidence, in Landlord's reasonable opinion, of having successfully raised at least $2.5 million of new, unrestricted cash for operations.

Then Tenant shall have the option to extend its lease of the Third Amendment Additional Space per the terms of the Revised Third Amendment, as if the expiry date thereof had not been changed per Section III above. Tenant must invoke this extension option in writing to Landlord on or before November 30, 2008.

VII.	Tenant hereby represents to Landlord that it has represented itself in this transaction and that no brokerage commission will be payable to any Tenant broker or representative as a result hereof.

XII.	Except for those terms outlined herein, all other terms and conditions of the Lease and Work Letter shall apply.

In witness hereof, the parties have executed this Fifth Amendment as of the date noted below.

TENANT:		LANDLORD:

KineMed, Inc., a Delaware Corporation		Emery Station Office II LLC, a
California Limited Liability Company

By:	/s/ David M. Fineman	By:	/s/ Richard K. Robbins

Print Name:	David M. Fineman	Print Name:	Richard K. Robbins

Its:	President	Its:	Managing member

Dated: 9/15/08		Dated: 9/24/08